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                                                                     EXHIBIT 4.3

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     This Amendment No. 2 to Rights Agreement, dated as of October 4, 2001 (this "Amendment"), is by and between Dynamex Inc., a Delaware corporation (the "Company"), and ComputerShare Investor Services, LLC (formerly Harris Trust and Savings Bank) (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement (the "Rights Agreement"), dated as of July 5, 1996 (capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement) and Amendment No. 1 to the Rights Agreement dated January; and

     WHEREAS, the Company desires to amend the Rights Agreement and, pursuant to
Section 27 of the Rights Agreement, hereby directs the Rights Agent to join in this Amendment No. 2;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

     1. Section 1(a) of the Rights Agreement shall be amended hereinafter to read as follows:

          (a) "`Acquiring Person' shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding such shares of Common Stock for or pursuant to the terms of any such plan or (iv) James M. Hoak and his Affiliates. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition by the Company of its shares of Common Stock which, by reason of reducing the number of such shares of Common Stock outstanding, increases the number of shares of Common Stock Beneficially Owned by such Person to 15% or more of such shares of Common Stock then outstanding; provided, however, that if any Person, other than a Person excepted in the first sentence of this definition, shall become the Beneficial Owner of 15% or more of such outstanding shares of Common Stock by reason of any purchase by the Company of its shares of Common Stock and shall, after such purchase, become the Beneficial Owner of any additional such shares of Common Stock, then such Person shall be deemed to be an `Acquiring Person'".

     2. Except as provided above, the Rights Agreement and Amendment No. 1 shall continue unmodified and in full force and effect.

     3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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     4. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be affixed and attested, all as of the day and year first above written.

                                       DYNAMEX INC.

                                       By: /s/ Richard K. McClelland
                                           -------------------------------------
(Corporate Seal)                       Name: Richard K. McClelland
                                             President

Attest:

By: /s/ Ray Schmitz
    -------------------------------
Name: Ray Schmitz
Title: VP-Controller & Assistant Secretary

                                       COMPUTERSHARE INVESTOR SERVICES, LLC
                                         AS RIGHTS AGENT

                                       By /s/ Kellie Gwinn
                                          --------------------------------------
(Corporate Seal)                       Name: Kellie Gwinn
                                             Vice President/Trust Officer

Attest:

By: /s/ Jennifer Owens
    -------------------------------
Name: Jennifer Owens
Title: Vice President/Trust Officer

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